MALIZIA SPIDI & FISCH, PC

ATTORNEYS AT LAW

901 NEW YORK AVENUE, N.W.	1900 SOUTH ATHERTON STREET
SUITE 210 EAST	SUITE 101
WASHINGTON, D.C. 20001	STATE COLLEGE, PA 16801
(202) 434-4660	(814) 272-3502
FACSIMILE: (202) 434-4661	FACSIMILE: (814) 272-3514

August 28, 2008

Board of Directors

Cecil Bancorp, Inc.

127 North Street

Elkton, MD 21921

RE:	Registration Statement on Form S-8:
Cecil Bancorp, Inc. Employees’ Savings & Profit Sharing Plan and Trust

Ladies and Gentlemen:

We have acted as special counsel to Cecil Bancorp, Inc., a Maryland corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, the issuance of up to 100,000 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”) to Plan participants as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued in accordance with the terms of the Plan will be validly issued, fully paid, and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the Maryland General Corporation Law and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/Malizia Spidi & Fisch, PC
Malizia Spidi & Fisch, PC